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                                                                  EXHIBIT 99.287

Author: Alan Suding at PSC-LADWP
Date:   5/7/97  11:05 AM
Priority: Normal
TO: Paul Gribik at PSC-LADWP
TO: Hemant Lall at Not-Mac
TO: Dariush Shirmohammadi at PSC-LADWP
CC: Shashi Pandey at PSC-LADWP
CC: gbackus@boulder.earthnet.net%smtp at x400po
Subject: Follow-up opportunity for PSC from George Backus

------------------------------- Message Contents -------------------------------

         As a follow-up from the group meeting McMenamin had which included Paul and George, George was invited in yesterday by Treasurers to talk with a group of SCE VP's which included Willie Heller (Strategic Planning) and Vikram Budhraja. (He met later in the day with SCE UDC folks too but that's not important right now.)

         The VP meeting turned out to be a tough group interview of George. He was grilled particularly hard by Willie Heller. Apparently Willie was satisfied because he wants George to set up a system and process for SCE to evaluate gaming options when dereg starts. Willie told him to get whatever additional help he needs. WH doesn't care if it's from PSC, Arthur Anderson, or McKinsey. George got the impression WH would prefer it not be McKinsey in order to maintain neutrality.

         This project is very confidential within Edison.

         George sees the following as what needs to be put together.

         1) George's SD model

         2) Paul's insights (and model) into how the ISO works, where are the holes in the ISO process, which ones should be plugged, which should be used, etc.

         3) Massive data input from the ISO/PX when it's running

         4) Expert statistical skills (with a commodities emphasis) in order to analyze whether results are due to model recommendations or just coincidence. (George mentioned Backsholes method and co-integration method as two examples of what he's thinking about.)

         5) Set up a data "intelligence" process to determine when PG&E, Enron, Southern, or any other entity is manipulating the market vs. just random market activity. How can Edison's maneuvers be "hidden" or "obscured".

         Willie wants to set up a gaming system so that hourly, daily, and monthly moves in the market can be explored, tested, analyzed, and then used. As well as an overall strategy to guide the tactical decisions.

         Can PSC provide assistance with items 2 thru 5 in working with George? I'd like to get back to George later today or tomorrow at least with a preliminary indication of PSC's interest.


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